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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  (Amendment 2)

                        Consumer Portfolio Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    210502100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 210502100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     LC Capital Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     105,538

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     105,538

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,538

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.48%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 210502100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     LC Capital Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     105,538

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     105,538

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,538

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.48%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN, HC

CUSIP No. 210502100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     LC Capital Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     105,538

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     105,538

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,538

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.48%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO, HC

CUSIP No. 210502100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lampe, Conway & Co., LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     105,538

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     105,538

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,538

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.48%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO, IA

CUSIP No. 210502100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     LC Capital International, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     105,538

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     105,538

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,538

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.48%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO, IA

CUSIP No. 210502100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven G. Lampe

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     105,538

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     105,538

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,538

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.48%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 210502100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard F. Conway

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     105,538

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     105,538

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,538

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.48%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 210502100
          ---------

Item 1(a).  Name of Issuer:

            Consumer Portfolio Services, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            16355 Laguna Canyon Road
            Irvine, California 92618
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            LC Capital Master Fund, Ltd.
            LC Capital Partners, LP
            LC Capital Advisors, LLC
            Lampe, Conway & Co., LLC
            LC Capital International, LLC
            Steven G. Lampe
            Richard F. Conway
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            LC Capital Master Fund, Ltd.
                  c/o Trident Fund Services (B.V.I.) Limited
                  P.O. Box 146
                  Waterfront Drive
                  Wickhams Cay
                  Road Town, Tortola
                  British Virgin Islands

            LC Capital Partners, LP
            LC Capital Advisors, LLC
            Lampe, Conway & Co., LLC
            LC Capital International, LLC
            Steven G. Lampe
            Richard F. Conway
                  680 Fifth Avenue
                  Suite 1202
                  New York, New York 10019
            --------------------------------------------------------------------

      (c).  Citizenship:

            LC Capital Master Fund, Ltd. - Cayman Islands exempted company
            LC Capital Partners, LP - Delaware limited partnership
            LC Capital Advisors, LLC - Delaware limited liability company
            Lampe, Conway & Co., LLC - Delaware limited liability company
            LC Capital International, LLC - Delaware limited liability company Steven G. Lampe - United States
            Richard F. Conway - United States
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, no par value per share
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            210502100
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     (a)  Amount beneficially owned:

          LC Capital Master Fund, Ltd. -     105,538
          LC Capital Partners, LP -          105,538
          LC Capital Advisors, LLC -         105,538
          Lampe, Conway & Co., LLC -         105,538
          LC Capital International, LLC -    105,538
          Steven G. Lampe -                  105,538
          Richard F. Conway -                105,538
          ----------------------------------------------------------------------

     (b)  Percent of class:

          LC Capital Master Fund, Ltd. -     0.48%
          LC Capital Partners, LP -          0.48%
          LC Capital Advisors, LLC -         0.48%
          Lampe, Conway & Co., LLC -         0.48%
          LC Capital International, LLC -    0.48%
          Steven G. Lampe -                  0.48%
          Richard F. Conway -                0.48%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote

               Not Applicable

          (ii) Shared power to vote or to direct the vote

          LC Capital Master Fund, Ltd. -     105,538
          LC Capital Partners, LP -          105,538
          LC Capital Advisors, LLC -         105,538
          Lampe, Conway & Co., LLC -         105,538
          LC Capital International, LLC -    105,538
          Steven G. Lampe -                  105,538
          Richard F. Conway -                105,538

         (iii) Sole power to dispose or to direct the disposition of

               Not Applicable

          (iv) Shared power to dispose or to direct the disposition of

          LC Capital Master Fund, Ltd. -     105,538
          LC Capital Partners, LP -          105,538
          LC Capital Advisors, LLC -         105,538
          Lampe, Conway & Co., LLC -         105,538
          LC Capital International, LLC -    105,538
          Steven G. Lampe -                  105,538
          Richard F. Conway -                105,538

Item 5.   Ownership of Five Percent or Less of a Class.

          Yes

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               Not Applicable

Item 8.   Identification  and  Classification  of Members of the Group.

               Not Applicable

Item 9.   Notice of Dissolution of Group.

               Not Applicable

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  LC Capital Master Fund, Ltd.

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Director
                                                      Date:  February 7, 2007


                                                 LC Capital Partners, LP*

                                                  By: LC Capital Advisors, LLC
                                                      its General Partner

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  February 7, 2007


                                                  LC Capital Advisors, LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  February 7, 2007

                                                  Lampe, Conway & Co., LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  February 7, 2007

                                                  LC Capital International, LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  February 7, 2007

                                                  /s/ Steven G. Lampe*
                                                  ---------------------
                                                      Name: Steven G. Lampe
                                                      Date: February 7, 2007

                                                  /s/ Richard F. Conway*
                                                  ----------------------
                                                      Name: Richard F. Conway
                                                      Date: February 7, 2007

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G Amendment dated February 7, 2007 relating to the Common Stock, of Consumer Portfolio Services, Inc. shall be filed on behalf of the undersigned.


                                                  LC Capital Master Fund, Ltd.

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Director
                                                      Date:  February 7, 2007


                                                 LC Capital Partners, LP*

                                                  By: LC Capital Advisors, LLC
                                                      its General Partner

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  February 7, 2007


                                                  LC Capital Advisors, LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  February 7, 2007

                                                  Lampe, Conway & Co., LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  February 7, 2007

                                                  LC Capital International, LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  February 7, 2007

                                                  /s/ Steven G. Lampe*
                                                  ---------------------
                                                      Name: Steven G. Lampe
                                                      Date: February 7, 2007

                                                  /s/ Richard F. Conway*
                                                  ----------------------
                                                      Name: Richard F. Conway
                                                      Date: February 7, 2007

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

SK 02979 0001 742609